EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
03/09/09	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S GLOBAL COMPARABLE SALES RISE IN FEBRUARY

OAK BROOK, IL - McDonald’s February comparable sales results were as follows:

•
Global comparable sales increased 1.4% reflecting a negative calendar shift as February 2008 included an extra day due to leap year.  Excluding this negative calendar shift of about 4 percentage points, comparable sales were positive for all segments and global comparable sales were up approximately 5.4%

•	U.S. increased 2.8%; up 6.8% excluding the segment’s calendar shift

•	Europe decreased 0.2%; and increased 4.0% excluding the segment’s calendar shift

•	Asia/Pacific, Middle East and Africa increased 0.7%; up 4.1% excluding the segment’s calendar shift

Systemwide sales for McDonald’s worldwide restaurants declined 4.6% for the month, but increased 3.2% in constant currencies.
"McDonald’s continues to deliver what customers want – everyday affordable prices and quality menu choices," said Chief Executive Officer Jim Skinner.  "We serve approximately 58 million customers around the world every day, demonstrating the ongoing appeal of McDonald’s unique combination of convenience, value and variety."
February comparable sales in the U.S. increased 2.8% due to the strength of the chicken line-up, the core menu, particularly the Quarter Pounder, as well as beverages and our market-leading breakfast.  U.S. results for February reflect about 4 percentage points of negative impact due to the leap year in 2008.
In Europe, comparable sales decreased 0.2% for the month, reflecting a negative calendar shift of approximately 4.2 percentage points due to leap year.  Excluding this calendar shift, comparable sales increased 4.0% as Europe’s unique premium menu offerings and compelling value contributed to sales growth, led by the U.K. and Russia, partly offset by Germany.

In Asia/Pacific, Middle East and Africa, February comparable sales increased 0.7%, reflecting a negative calendar shift of approximately 3.4 percentage points due to leap year.  Excluding this impact, the segment’s comparable sales were up 4.1% driven by strong results in Australia and Japan, partly offset by China.  China’s weak February comparable sales were due in part to the celebration of Chinese New Year in January 2009 versus February in 2008.
External factors including unprecedented volatility in foreign currency exchange rates and commodity costs will continue to pressure revenue and margin comparisons in the first quarter.  Weaker foreign currencies, including a significant decline in the Eastern European currencies where McDonald’s primarily operates Company-owned restaurants, are expected to negatively impact results.  If foreign currency rates remain at current levels, currency translation is expected to negatively impact first quarter revenues by at least $600 million and earnings by $0.07 to $0.09 per share.  In addition, as previously stated, commodity cost pressures are expected to have a greater impact during the first half of the year.
First quarter 2009 results will include an after-tax nonoperating gain of approximately $0.03 to $0.04 per share resulting from the sale of McDonald’s minority interest in Redbox Automated Retail, LLC., the Company’s last non-McDonald’s venture.  McDonald’s effective tax rate for the first quarter is expected to be 28% to 29%, and the Company’s annual tax rate is expected to be 29% to 31%.
Jim Skinner concluded, "We remain confident in the fundamental strength of the McDonald’s business.  We have the right strategies in place to grow the business for the long-term and we have the operating experience to manage through the current environment."

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended February 28/29,	2009	2008	Reported	Currency
McDonald's Corporation	1.4	11.7	(4.6)	3.2
Major Segments:
U.S.	2.8	8.3	3.7	3.7
Europe	(0.2)	15.4	(15.9)	1.7
APMEA*	0.7	10.9	0.0	4.4

Year-To-Date February 28/29,
McDonald's Corporation	4.3	8.6	(1.0)	6.2
Major Segments:
U.S.	4.1	5.1	5.0	5.0
Europe	3.4	11.7	(11.0)	5.5
APMEA*	5.6	9.3	6.8	9.6
                                    * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, including those operated by the Company and franchisees.  Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays and weekend days can impact our reported comparable sales.  In February, this calendar shift/trading day adjustment consisted of one less Friday compared with February 2008.  The resulting adjustment varied by area of the world, ranging from approximately -3.4% to -4.2%.  In March, this calendar shift/trading day adjustment consists of one more Tuesday and one less Saturday compared with March 2008.  The resulting adjustment varies by area of the world, ranging from approximately -1.0% to -1.8%.  In addition, the timing of holidays can also impact comparable sales.  In March, Europe’s comparable sales will be negatively impacted by approximately 2 percentage points due to the change in timing of Easter-related school and business holidays from March 2008 to April 2009.

Upcoming Communication
     McDonald’s tentatively plans to release first quarter results before the market opens on April 22, 2009 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter on www.investor.mcdonalds.com.
     McDonald's is the leading global foodservice retailer with approximately 32,000 local restaurants in more than 100 countries.  More than 75% of McDonald's restaurants worldwide are owned and operated by franchisees.  Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
     This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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